Exhibit 99.1

NEORX REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

Seattle, February 20, 2004 — NeoRx Corporation (NASDAQ: NERX) today reported results for the fourth quarter and full year ended December 31, 2003.

The Company reported a net loss of $3.1 million (or $0.19 diluted loss per share on a loss applicable to common shares of $5.2 million) for the fourth quarter of 2003, compared with a net income of $2.9 million ($0.10 diluted earnings per share on income applicable to common shares of $2.8 million) for the fourth quarter of 2002.  For the year ended December 31, 2003, the Company reported a net loss of $5.1 million ($0.28 diluted loss per share on a loss applicable to common shares of $7.5 million), compared with a net loss of $23.1 million ($0.89 diluted loss per share on a loss applicable to common shares of $23.6 million) for the year ended December 31, 2002.

“Last year was a pivotal year as we reached agreement with the Food & Drug Administration (FDA) for our STR™ (Skeletal Targeted Radiotherapy) phase III trial for multiple myeloma with a Special Protocol Assessment (SPA) and we raised funds to assist in funding this trial,” said Jack Bowman, Chairman and CEO.  “We are working diligently to ready clinical sites and our Denton manufacturing facility in preparation for opening enrollment in this trial later this quarter.”

2003 Key Accomplishments:

•                  Reached agreement with FDA for STR phase III trial in multiple myeloma under a SPA

•                  Began ramp-up of STR manufacturing

•                  Presented STR multiple myeloma phase I/II 3-year data at the American Society of Hematology conference

•                  Raised $15.75 million in December 2003 through private placement of convertible preferred stock

•                  Leveraged non-core intellectual property to raise $10 million from license and sale agreements

The Company received no revenue in the fourth quarter of 2003, compared with $9.0 million for the fourth quarter of 2002.  Revenue for the fourth quarter of 2002 consisted of $7.9 million from the sale to IDEC Pharmaceuticals Corporation of certain NeoRx intellectual property and the grant to IDEC of certain license and option rights, and a $1 million milestone payment from Angiotech Pharmaceuticals, Inc.  Revenue for the year ended December 31, 2003 was $10.5 million, compared with $11.1 million for the year ended December 31, 2002.  Revenue for the year ended December 31, 2003 consisted of $10.0 million from the assignment and license to Boston Scientific Corporation of certain intellectual property, and revenue from a facilities lease agreement.  Revenue for the year ended December 31, 2002 consisted primarily of revenue from the IDEC transaction, milestone payments totaling $2.0 million from Angiotech, and revenues from government grants and a facilities lease.

Total operating expenses for the fourth quarter of 2003 decreased 50% to $3.1 million from $6.2 million for the fourth quarter of 2002, and decreased 56% to $15.2 million for the year ended December 31, 2003 from $34.9 million for the year ended December 31, 2002.  Total operating expenses in the fourth quarter of 2003 included a gain of $0.6 million on the sale of certain real estate and associated equipment located adjacent to our Denton, Texas manufacturing facility.  Total operating expenses for the year ended December 31, 2002 included an asset impairment charge of $6.2 million. Additionally, a restructuring charge of $1.2 million was incurred relating to severance for reductions in staff.

Research and development expenses decreased 34% to $2.2 million for the fourth quarter of 2003 from $3.4 million for the fourth quarter of 2002, and decreased 54% to $9.6 million for the year ended December 31, 2003 from $20.8 million for the year ended December 31, 2002.  The decrease in research and development expenses for the fourth quarter and the year ended December 31, 2003 was predominantly due to an overall reduction of all research and development activities, including STR and Pretarget® product development programs.  The Company discontinued further development of its Pretarget® programs in July of 2002 and is seeking to sell or license this technology.

General and administrative expenses declined 8% to $1.5 million for the fourth quarter of 2003, compared with $1.6 million for the fourth quarter of 2002, and decreased 7% to $6.3 million for the year ended December 31, 2003 from $6.8 million for the year ended December 31, 2002.  The decrease in general and administrative costs for the quarter ended December 31, 2003 was due to reduced expenses for facilities and corporate communications, partially offset by increased expenses for legal and consulting.

The decrease in general and administrative costs for year ended December 31, 2003 was due to reduced expenses for facilities, corporate communications and recruiting.  These reductions in general and administrative costs were partially offset by increased costs for insurance and compensation.

During the year ended December 31, 2003, the Company recorded a $0.2 million cumulative effect of change in accounting principle as a result of the Company’s adoption of SFAS 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.  In December 2003, NeoRx sold certain real estate and associated equipment located adjacent to its Denton, Texas manufacturing facility to Trace Radiochemical, Inc. for $950,000.  In connection with the sale, NeoRx also transferred to Trace its interest under a lease of a cyclotron that is housed on the property.  The transfer of these assets eliminated the future asset retirement obligation as recorded under SFAS 143.

In December 2003, the Company raised $15.75 million in gross proceeds through the sale in a private placement of 1,575 shares of a newly created class of Series B convertible preferred stock.  The new convertible preferred shareholders also received five-year warrants to purchase an aggregate of 630,000 shares of common stock at $6.00 per share.  As a result of the issuance of warrants related to this financing the Company recognized a non cash expense in determining net loss applicable to common shares of $2.0 million for the value associated with the warrants issued to the series B convertible preferred shareholders.

Cash and investment securities as of December 31, 2003 were $27.5 million, compared with $16.1 million at December 31, 2002.  The Company currently believes that its existing cash will cover planned operating expenses through at least the first quarter of 2005.

NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, to tumor sites.  The Company’s lead product candidate, STR™ (Skeletal Targeted Radiotherapy), is entering a phase III clinical study in multiple myeloma, a cancer of the bone marrow.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science capital market specifically which may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www.neorx.com.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Melinda G. Kile	Jody Cain (jcain@lhai.com)
Vice President, Finance	Bruce Voss (bvoss@lhai.com)
(206) 286-2501	(310) 691-7100

(Tables to follow)

NeoRx Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

REVENUES	$—	$9,018	$10,531	$11,054

OPERATING EXPENSES:
Research and development	2,215	3,354	9,591	20,826
General and administrative	1,523	1,615	6,265	6,752
Asset impairment loss	—	558	—	6,216
Restructuring	—	626	—	1,155
Gain on sale of real estate and equipment	(638)	—	(638)	—
Total operating expenses	3,100	6,153	15,218	34,949

Income (loss) from operations	(3,100)	2,865	(4,687)	(23,895)
Other income (expense), net	(47)	29	(182)	802
Net income (loss) before cumulative effect of change in accounting principle	(3,147)	2,894	(4,869)	(23,093)

Cumulative effect of change in accounting principle	—	—	190	—
Net income (loss)	(3,147)	2,894	(5,059)	(23,093)

Series B warrants beneficial conversion feature	(1,976)	—	(1,976)	—
Preferred stock dividends	(125)	(125)	(500)	(500)
Income (loss) applicable to common shares	$(5,248)	$2,769	$(7,535)	$(23,593)

Earnings (loss) per share:
Basic:
Before cumulative effect of change in accounting principle	$(0.19)	$0.10	$(0.27)	$(0.89)
Cumulative effect of change in accounting principle	—	—	(0.01)	—
Income (loss) applicable to common shares	$(0.19)	$0.10	$(0.28)	$(0.89)

Diluted:
Before cumulative effect of change in accounting principle	$(0.19)	$0.10	$(0.27)	$(0.89)
Cumulative effect of change in accounting principle	—	—	(0.01)	—
Income (loss) applicable to common shares	$(0.19)	$0.10	$(0.28)	$(0.89)

Shares used in calculation of loss per share:
Basic	27,927	26,765	27,280	26,645
Diluted	27,927	26,767	27,280	26,645

Pro forma amounts had accounting principle been applied retroactively:

Net income (loss)		2,865		(23,205)
Preferred stock dividends		(125)		(500)
Income (loss) applicable to common shares		$2,740		$(23,705)

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS:
Cash and investment securities	$27,501	$16,136
Facilities and equipment, net	7,471	8,509
Other assets	719	1,348
Total assets	$35,691	$25,993

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$2,089	$3,210
Long-term liabilities	4,112	5,207
Shareholders’ equity	29,490	17,576
Total liabilities and shareholders’ equity	$35,691	$25,993

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